Jointly Running School Cooperation Agreement

Party A: Weifang Commercial School

Address: No.69 Cangnan Road, Weifang, Shandong, China. 261011

President: Yu Jianping

Party B:

1. CIBT School of Business and Technology Corp.

Address: 1200 – 777 West Broadway, Vancouver, BC, Canada. V5Z 4J7

Legal Representative Person: Toby Yam-Chung Chu

2. CIBT Weifang Education Management Inc.

Address: 167 Dong Feng East Road, Weifang, Shandong, China. 261061

Legal Representative Person: Toby Yam-Chung Chu

Party A and Party B have had friendly discussions and reached an agreement on cooperating to develop the following programs - Automotive Inspection and Maintenance, Automotive Marketing, Hotel Management and Accounting Computerization at Party A’s location and to establish a foundation based on these programs for further cooperation between parties. All parties have agreed to cooperate according to the articles set forth below.

Article 1 Cooperation Objective

Each party of the cooperation will take advantage of its educational resources and cooperate with the other parties in a supportive and friendly way to help enhance the educational standard and quality and provide talents of comprehensive skills.

Article 2 Cooperation Principle

Party A and Party B will cooperate according to the principles of honesty and trust, mutual support, mutual understanding to ensure that the reputation and benefits of all parties will be well considered and protected and to expand the scale and scope of cooperation, enhance educational standard, serve the students and serve the society.

Article 3 Cooperation Scope and Content

1)	Party A and Party B plan to develop an International Automotive Educational program including Automotive Inspection and Maintenance, Automotive Marketing and Service, other Automotive Educational Programs, Hotel Management and Accounting Computerization Program, etc.;

2)	Party B shall mainly provide teaching equipment, course textbooks, teaching and teachers’ training for the cooperation program, takes charge of student recruitment and employment and participates in student daily management;

3)	Party A shall transfer all the existing students in Automotive Program, Hotel Management Program and Accounting Program to this cooperation program, provide classrooms, student housing and supporting facilities and take charge in teaching, student recruitment, student management and student employment.

Article 4 Cooperation Method and Schedule

1)	Under this agreement Party A and Party B may undertake recruiting and advertising for the cooperation program by their own channels. Party A should be the major recruiter.

2)	Party B will invest in constructing an automotive training centre at Party A’s location and decide on the standard of constructing. Under this agreement, Party

	B	should complete the construction within 3 months after the location provided by

Party A is inspected and accepted. Party B will also construct a classroom equipped with long-distance multi-media video conferencing devices (Party A shall pay for internet connection and related expenses).

3)	New students recruited after 2007 shall be able to choose between the existing program with the original tuition and international program with new tuition according their willingness and financial ability.

4)	At the first stage of cooperation, Party B’s courses shall be provided via long- distance multi-media video conference devices in principle:

1. Students transferred from Party A’s automotive major to the new cooperation program shall have at least one course provided by Party B among their first term courses and the number of courses provided by Party B shall increase term by term; 2. Party A and Party B shall discuss and decide on the curriculum design for newly recruited students majoring in International Automotive Program in 2007. In principle there shall be at least 2 Party B courses assigned for the first term and the number of courses provided by Party B should increase term by term;

3.	The curriculum for existing students and newly recruited students in 2007 majoring in Hotel Management and Accounting Computerization shall be decided by Party A and Party B through discussion. Courses for Accounting Computerization major must fulfill all articles in “Accounting Law of the People’s Republic of China”;

4.	After the recruitment of new students, Party B will decide on the investment schedule based on the number of students registered in the courses to be provided by Party B.

Article 5 Cooperation Program Tuition Fee and Distribution

1)	The tuition fee for students transferred from Party A’s original program to the new program will follow Party A’s fee standard; the tuition fee for newly recruited students to the new program after 2007 shall have two options: for students taking original Party A programs, the tuition fee will follow Party A’s original fee standard; for students taking international programs, the tuition fee will follow new international program fee standard;

2)	For the distribution of tuition fee income from those students recruited before 2007, Party A shall receive the original tuition fee less the tuition fee for courses actually provided by Party B. The distribution of tuition fee income from those students newly recruited after 2007 to the new cooperation program shall be conducted according the ratio previously determined by Party A and Party B.

Article 6 Agreement on Intellectual Property Rights

Party A and Party B shall each have the ownership of their own assets including intellectual property rights invested in the cooperation program respectively; the cooperation program has the rights to utilize both parties’ assets and intellectual property rights during the term of this agreement.

Article 7 Management Organization

Party A and Party B shall form a management committee to be in charge of the decision making and operation of major issues involving the cooperation programs. The management committee shall have a director and a deputy director to be appointed by Party A and Party B.

Article 8 Financial Management and Profits Distribution

1)	Independent financial management system will be established for the cooperation program and will be supervised and reviewed by Party A, Party B and the government. Revenue from the cooperation program will be mainly used to pay for education activities, management expenses and facility improvement;

2)	A fixed proportion of or a fixed amount from the tuition fee and training income shall be distributed periodically to both parties to pay for their expenses respectively.

In principle, the amount distributed to Party B shall be used to pay for foreign teachers, international courses, teaching, training and management expenses; the amount distributed to Party A should be used to pay for its teaching, training and management expenses.

3)	Method of payment for any teaching or training expenses to institutions or companies in foreign countries shall be subject to the provisions of the People’s Republic of China;

4)	Party A and Party B shall share the payment of any related tax expenses in proportion with their incomes.

Article 9 Term of Agreement

The term of this agreement is 15 years, starting from the day on which both Party A and

Party B sign and seal the agreement.

Article 10 Rights and Responsibilities of Party A

Party A will take the following responsibilities:

1)	Transfer all students from the existing Automotive, Hotel Management and Accounting Computerization programs to the cooperation program;

2)	Take responsibility of the teaching of Party A’s courses, daily teaching management and student management;

3)	Provide offices, classrooms, student housing, cafeteria and supporting facilities necessary for the cooperation program;

4)	Take responsibility of recruiting and marketing promotion;

5)	Take responsibility of granting qualified graduates corresponding degree certificates;

6)	Have rights to claim reasonable return based on the income of this cooperation program.

Article 11 Rights and Responsibilities of Party B

Party B will take the following responsibilities:

1)	Invest in the purchase or production of teaching facilities and equipment in training centre;

2)	Provide the curriculum of foreign automotive courses, hotel management courses, accounting computerization courses subject to the standard of “Accounting Law of People’s Republic of China”;

3)	Provide teachers for courses to be provided by Party B or provide training to teachers from Party A;

4)	Assist Party A in daily teaching management;

5)	Take responsibility in investing in and renovating the long-distance multi-media video conference classroom and provide long-distance multi-media courses;

6)	Grant qualified graduates foreign degree certificates;

7)	Assist Party A in recruiting and marketing promotion;

8)	Invest in teaching facilities or equipment based on the number of new students enrolled in the cooperation program;

9)	Take responsibility of employment counseling and student employment;

10)	Have rights to claim reasonable return based on the income of this cooperation program.

Article 12 Breach of Agreement Responsibilities

1)	Under the cooperation of Party A and Party B, each party shall ensure that any cooperation with the third party for the same project shall not affect or cause any damage to the benefits and reputation of either party. In case that damages have occurred, the party that caused the damages shall take all economic and legal responsibilities for the party/parties that have suffered from the damages;

2)	Party A and Party B shall not breach the agreement and shall work together under the principle and scope of this Agreement and avoid any damage to the cooperating parties;

3)	Upon exercising the cooperation program Party A shall ensure that the training centre, teaching and courses must be practical and technologically advanced;

4)	Upon expiration of the agreement Party A and Party B will have discussions regarding the extension of the agreement based on the operation situation of the cooperation program.

Article 13 Representations and Warranties

1)	Each party of Party A and Party B shall warrant to each other that it is legally existent and in good standing and has the requisite power and authority to carry on the business it currently engages in; that it has all power and authority necessary to execute this Agreement and to consummate the transactions contemplated hereby; that the execution and delivery of this Agreement will not violate any government laws or regulations of each party, conflict with any provision of corporate or Articles of Association of its party or conflict with any contract to which it is a party.

2)	Each party of Party A and Party B shall warrant to each other that it has not engaged in any behaviors violating government laws and regulations.

3)	Each party of Party A and Party B shall warrant to each other that it has provided true and accurate information under this Agreement and that it will take responsibilities for any legal and economic consequences that may arise from the provision of false information under this Agreement.

Article 14 Risk Terms

Party A and Party B shall not take any responsibilities for the damages or losses as a result of uncontrollable factors such as floods, earthquakes, epidemics, riots and wars.

Article 15 Governing Law

This Agreement shall be governed and construed in accordance with the laws,

regulations and policies of the People’s Republic of China.

Article 16 Arbitration

Party A and Party B agree to attempt to settle any dispute or difference which may arise among them in connection with this Agreement by good faith discussions. If the foregoing discussions do not result in settlement or resolution of such dispute or difference, the matter may be settled through arbitration by submitting the case to the People’s Court at request of any party to the dispute.

Article 17 Party A and Party B may make amendment of this Agreement or sign supplementary agreements to this Agreement to address issues not covered by this Agreement. Such amendment or supplementary agreement shall have the same legal binding power as this Agreement.

Article 18 Effective Date and Termination

1)	This Agreement shall be effective from the day on which it is signed and sealed by both Party A and Party B;

2)	Party A and Party B may hold discussions 6 months prior to the termination of this Agreement to determine whether to terminate or extend the cooperation term of this Agreement. Following the termination of the Agreement and during the liquidation of the assets, Party A and Party B shall hold discussions regarding the split of cooperation program assets and other related issues.

Article 19 There are 3 original copies of this Agreement, CIBT School of Business and Technology Corp., CIBT Weifang Education Management Inc., Weifang Commercial School each has one original copy with the same binding power.

Signatures by Representatives of Party A and Party B

Party A:

Weifang Commercial School

Representative:

Date: August 3, 2007

Party B:

1. CIBT School of Business and Technology Corp.

Representative:

Date: August 14, 2007

2. CIBT Weifang Education Management Inc.

Representative:

Date